Exhibit 10.1

RETIREMENT AND GENERAL RELEASE AGREEMENT

This Retirement and General Release Agreement (the “Agreement”) is made as of August 10, 2005 by and among Michael Snyder (“Snyder”) on the one hand, and Red Robin Gourmet Burgers, Inc. and Red Robin International, Inc. on the other hand (collectively, the “Company”).

RECITALS

A. WHEREAS, Snyder has served as Chairman of the Board, Chief Executive Officer and President of the Company; and

B. WHEREAS, Snyder and the Company are parties to that certain Employment Agreement dated May 11, 2000 (the “Employment Agreement”); and

C. WHEREAS, Snyder desires to retire from employment with, and as a director and executive officer of, the Company; and

D. WHEREAS, Snyder and the Company desire to provide for an orderly transition of Snyder’s duties and responsibilities; and

E. WHEREAS, Snyder and the Company mutually desire to set forth the parties’ rights and obligations upon Snyder’s retirement.

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, Snyder and Company voluntarily agree as follows:

1. Retirement. Pursuant to Section 4(b) of the Employment Agreement, Snyder hereby voluntarily resigns as a director and as Chairman of the Board, Chief Executive Officer and President of the Company, and any parents or subsidiaries, effective as of the date of this Agreement, and retires as an employee of the Company effective as of the close of the Company’s business on August 31, 2005 (“Retirement Date”). Snyder shall be entitled to receive his salary, accrued vacation and other benefits customarily provided to employees of the Company through the Retirement Date at the rates in effect on the date hereof. Except as otherwise provided in this Agreement, the Employment Agreement shall terminate as of the Retirement Date, and all benefits of employment shall cease as of the Retirement Date.

2. Stock Options. The Company has previously granted stock options to Snyder to purchase shares of the Company’s common stock (the “Stock Options”). As of the Retirement Date (and after giving effect to Snyder’s retirement pursuant to Section 1), the Stock Options will be outstanding and unvested as to an aggregate of Ninety-One Thousand Six Hundred Sixty Seven (91,667) shares of the Company’s common stock (the “Unvested Options”) and the Stock Options will be outstanding and vested as to an aggregate of Sixty-Eight Thousand Three Hundred Thirty Three (68,333) shares of the Company’s common stock (the “Vested Options”), all as set forth in more detail in the Stock Option summary attached hereto as Schedule I. The Unvested and the Vested Options shall be, and hereby are, terminated on the

Retirement Date, and Snyder shall have no further rights with respect thereto or in respect thereof.

3. Repayment of Personal Expenses. Prior to the date hereof, a special committee of the Board of Directors (the “Special Committee”) has conducted an investigation into certain travel, lodging, entertainment and other expenses that have been incurred by Snyder and paid for or reimbursed by the Company. The Special Committee has presented Snyder with a list of such expenses for which the Special Committee has been unable to identify adequate documentary or other support as to the business purposes for such expenses (the “Disallowed Expenses”). Within twenty (20) days after the date of this Agreement (the “Petition Period”), Snyder may petition the Special Committee to reduce the Disallowed Expenses by submitting records or other proof demonstrating by clear and convincing evidence that any of the Disallowed Expenses were, in fact, incurred for appropriate business purposes. If requested by Snyder, the Special Committee shall promptly meet or otherwise confer with Snyder to discuss any such evidence that Snyder may submit. Within ten (10) business days of the receipt of any submission by Snyder (or, if Snyder should fail to submit any petition within the Petition Period, then within three (3) business days after the expiration of the Petition Period), the Special Committee shall make a final determination as to the amount of Disallowed Expenses to be repaid by Snyder (provided, however, that such period for final determination may be extended by mutual agreement of Snyder and the Special Committee). The Special Committee’s final determination as to the amount of Disallowed Expenses is binding and shall not be subject to challenge by Snyder. Within three (3) business days of his receipt of the Special Committee’s final determination, Snyder shall repay to the Company the amount of the Disallowed Expenses as finally determined by the Special Committee, together with interest on all such amounts calculated from the date that each such expense was incurred until the date of Snyder’s payment of the Disallowed Expenses at a rate equal to the interest rate currently in effect under the Company’s existing credit facility.

4. Release. In consideration of the covenants undertaken herein by the Company, and except for those obligations created by or arising out of this Agreement, Snyder, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its heirs, successors and assigns, parent, subsidiaries, divisions and affiliated corporations, past and present, as well as its and their trustees, directors, officers, agents, attorneys, insurers and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Snyder now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his employment relationship with the Company, or his retirement or resignation as an employee, officer and director, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement, including specifically but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Family and Medical Leave Act, provided, however, that the foregoing release by Snyder shall not extend to any rights Snyder may have in the future to (i) indemnification under the Company’s certificate of incorporation or bylaws, law or agreement or (ii) any coverage to which Snyder may be entitled under Company’s Director and Officer insurance policies.

5. Waiver of Unknown Claims. It is the intention of Snyder in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified including unknown claims. In furtherance of this intention, Snyder hereby expressly waives any and all rights or benefits conferred by any federal, state or local statute regarding release of unknown or unsuspected claims.

6. No Transferred Claims. Snyder warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Snyder shall defend, indemnify and hold harmless the Company from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

7. Non-Disparagement. Snyder agrees that he shall not directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or its parents, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.

8. Survival of Certain Provisions of Employment Agreement. Section 6 through Section 19 of the Employment Agreement survive Snyder’s retirement and the termination of the Employment Agreement and are incorporated herein by reference as if fully set forth.

9. Complete Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Snyder’s employment with the Company, retirement or resignation as an employee, officer and director, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated document.

10. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

11. Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of Colorado, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

12. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

13. Section Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Arbitration. Any dispute or controversy arising out of interpretation or enforcement of this Agreement shall be resolved pursuant to the terms set forth in Section 14 and Section 15 of the Employment Agreement.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Colorado that the foregoing is true and correct.

EXECUTED this 10th day of August 2005, at Arapahoe County, Colorado.

“Snyder”

/s/ MICHAEL SNYDER
Michael Snyder

EXECUTED this 10th day of August 2005, at Arapahoe County, Colorado.

“Company”

RED ROBIN GOURMET BURGERS, INC.

By	/s/ DENNIS B. MULLEN

Dennis B. Mullen

Director and Authorized Signatory

RED ROBIN INTERNATIONAL, INC.

By	/s/ DENNIS B. MULLEN

Dennis B. Mullen

Authorized Signatory

SCHEDULE I

OPTION SCHEDULE

Grant Date	Strike Price	Options Vested As of August 31, 2005	Options Unvested As Of August 31, 2005
1/29/2003	$14.98	38,750	21,250
1/28/2004	$26.81	23,750	36,250
6/02/2004	$27.20	5,833	14,167
4/14/2005	$51.75	0	20,000